Exhibit 99.1

SOUTHWEST CASINO ANNOUNCES AGREEMENT TO ACQUIRE
THE DOUBLE EAGLE HOTEL AND CASINO IN CRIPPLE CREEK, COLORADO

Minneapolis, MN and Cripple Creek, CO — December 21, 2006.   Southwest Casino Corporation (OTCBB: SWCC) announced today that it has entered into agreements with Pinnacle Casino and Resorts, LLC to acquire the operating assets and lease the real property and improvements of the Double Eagle Hotel and Casino and Gold Creek Casino in Cripple Creek, Colorado.  Pinnacle Casino and Resorts has entered into a separate agreement to purchase all of the outstanding stock of Colorado Casino Resorts, Inc., the owner and operator of the Double Eagle, from its current shareholders.  Under Southwest’s asset purchase agreement with Pinnacle, simultaneous with Pinnacle’s acquisition of the CCRI stock, Southwest will purchase the assets of the Double Eagle and Gold Creek, other than the real property and improvements, from Pinnacle and CCRI for a total purchase price of $12,625,000.  Southwest will also pay an additional $11,000,000 in prepaid rent to CCRI at closing.  Southwest will pay $16 million of the purchase price and prepaid rent at closing with the remainder to be paid over 10 years.

In addition to purchasing the assets, Southwest will enter into a 30-year net lease with CCRI for the buildings and real property that house the Double Eagle.  Initial rent under this lease, other than the prepaid rent described above, is $4 million per year, which increases to $5.5 million by the 30th year.  Southwest also has three options to extend the term of the lease for an additional five years each.

The Double Eagle Hotel and Casino and Gold Creek Casino are the newest and largest gaming facility in Cripple Creek, Colorado and the city’s only full-service gaming resort.  The Double Eagle and Gold Creek casinos offer more than 700 slot and poker machines, blackjack and poker tables, and have room for growth in both gaming devices and table games.  In addition, the Double Eagle offers a 158-room full-service hotel, a conference center, three restaurants, a Starbucks® coffee shop and an attached 300 car parking ramp.

“We are thrilled by the prospect of owning and operating the Double Eagle.  It is the premier gaming property in Cripple Creek, a town that we already know well through our operation of The Gold Rush Hotel and Casino, Gold Digger’s Casino and Uncle Sam’s Casino.  We believe there is significant untapped potential in the Double Eagle and we have the expertise and experience needed to exploit it.  With the Double Eagle on the East end and the Gold Rush on the West end, we will cover both ends of Bennett Avenue with the best casinos and customer service in Colorado.”

Closing the purchase of the Double Eagle remains subject to numerous contingencies, including the need for Pinnacle to complete the financing for and acquire the CCRI stock.  The Securities Purchase Agreement between Pinnacle and the current CCRI shareholders was to terminate on December 20, 2006 if Pinnacle did not satisfy certain conditions, including delivery of evidence of Pinnacle’s authorization to do business in Colorado.  To Southwest’s knowledge, Pinnacle has not delivered evidence of its authorization to do business in Colorado to the CCRI shareholders.  Southwest does not know whether the failure to deliver evidence of Pinnacle’s authorization to do business in Colorado terminates the Securities Purchase Agreement or gives the CCRI shareholders the right to terminate the Securities Purchase Agreement, or whether the CCRI shareholders may choose to exercise that right.

In addition, acquisition of the Double Eagle by Southwest remains contingent on Southwest obtaining the financing for the cash portion of the purchase price, satisfactory completion of Southwest’s due diligence investigation regarding the Double Eagle business and its assets, including the real property, and approval of the transaction and Southwest’s license to operate the Double Eagle and Gold Creek by the Colorado Division of Gaming.

About Southwest Casino Corporation

Southwest Casino Corporation develops, owns, operates, manages and provides consulting services to casinos, gaming facilities and related amenities.  Southwest owns and operates three casinos in Cripple Creek, Colorado.  Southwest manages the Lucky Star Casino facilities in Concho and Clinton, Oklahoma under a management agreement with the Cheyenne and Arapaho Tribes of Oklahoma and recently entered into an agreement, which must be approved by the National Indian Gaming Commission, to manage a casino for the Otoe-Missouria Tribe of Indians in Oklahoma.  Southwest owns a 50 percent membership interest in North Metro Harness Initiative, LLC, which holds licenses to develop and operate a harness racetrack in the City of Columbus in the Twin Cities Metropolitan Area.  Southwest’s corporate offices are located at 2001 Killebrew Drive, Suite 350, Minneapolis, Minnesota 55425.

This Press Release does not constitute an offer of to sell or solicitation of an offer to buy any securities.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Southwest’s ability to finance and consummate the transactions contemplated in the Asset Purchase Agreement, Pinnacle’s ability to finance and consummate its acquisition of CCRI stock, and the anticipated benefits to Southwest from the acquisition and operation of the casinos.  Statements regarding Southwest Casino Corporation or its subsidiaries that are not historical in nature, particularly those that utilize terminology such as “may,” will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes,” or “plans,” or comparable terminology, are forward-looking statements. These forward-looking statements are based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.  Important factors known to Southwest Casino Corporation that could cause results to differ materially from those expressed in forward-looking statements include: all risks associated with consummating financing transactions, a securities purchase and an asset acquisition; government approval requirements, operating in a heavily regulated industry; operating a limited stakes casino, and all other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission, including those factors discussed on pages 11 to 19 of Southwest Casino Corporation’s Form 10-KSB filed March 31, 2006, which discussion is incorporated by reference.  Southwest Casino Corporation does not undertake to update any forward-looking statements; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact:	Thomas E. Fox	952-853-9990
President and Chief Financial Officer